UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FirstEnergy Corp.

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(The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock)

George M. Smart Letterhead

May 8, 2013

Dear FirstEnergy Shareholder:

As the chairman of your Board, I am dedicated to representing your interests and enhancing the value of your investment in FirstEnergy. With that objective in mind, I am sending this letter to provide more information about some of the important issues shareholders will vote on at the 2013 Annual Meeting, which will be held on May 21, 2013. These issues are also detailed in the proxy statement that is available on our website www.firstenergycorp.com/financialreports.

Your Board unanimously recommends that our shareholders vote in favor of the following items:

•	The election of each director nominee named in the proxy statement (Item 1)
•	The ratification of our independent registered public accounting firm (Item 2)
•	The non-binding advisory vote to approve the compensation of the Company’s named executive officers, also known as “Say-on-Pay” (Item 3)
•

The management proposal to approve changes to the Company’s Amended Articles of Incorporation and Amended Code of Regulations to change certain voting requirements to allow for a majority voting power threshold (Item 4)

In addition, your Board unanimously recommends you vote against the shareholder proposals that appear on this year’s agenda (Items 5 through 9). A detailed explanation of our position on each of these items is available in our proxy statement.

Corporate Governance

To enhance good governance at FirstEnergy, your Board has taken a number of actions in recent years, including the following:

•	Eliminated the classified board structure so that all directors are elected annually;
•	Adopted a Director Resignation Policy in the event that Directors in uncontested elections receive a greater number of “withheld” votes than “for” votes; and
•	Implemented a 2011 management proposal to reduce the percentage of shares required to call a special meeting of shareholders to 25 percent.

As mentioned above, this year we included a management proposal in the proxy statement to approve changes to the Company’s governing documents to allow for a majority voting power threshold. We ask that you support this management proposal (Item 4).

Compensation

We continue to target our named executive officer’s annual compensation opportunities at or near the revenue-regressed 50th percentile of our peer group of energy services and general industry companies, and we did so in 2012. Annual compensation opportunities for our named executive officers, in the aggregate, were 3% below the revenue-regressed 50th percentile in 2012. Our Short-Term Incentive Program (STIP) and our Long-Term Incentive Program (LTIP) are designed consistent with market practice and, on average, 57 percent of our named executive officers’ annual target compensation opportunities are entirely at-risk. The actual compensation paid to our named executive officers under the STIP and LTIP directly reflects our performance on specific, quantifiable financial and operational goals.

During the fourth quarter of 2012, we reached out to a sample of our institutional shareholders as well as some proxy advisory firms to discuss our 2012 compensation and specifically the rationale for entering into an employment agreement with our CEO, Mr. Anthony J. Alexander. These conversations generally confirmed our belief that the overall structure of our annual compensation program is not problematic. In fact, these stakeholders pointed specifically to the retention awards provided at the close of our merger with Allegheny Energy, Inc. in 2011 and the restricted stock grant provided to our CEO in 2012 as the foremost areas of concern. Therefore, no broad-based changes were made to our annual compensation program design in 2012.

CEO Agreement

With the 2011 retention awards, we successfully retained our named executive officers through the merger integration process. However, since Mr. Alexander was evaluating the timing of his retirement from the Company, your Board believed it was important to shareholders and our Company to solidify his continued employment at least through the next several years. Based on your Board’s view of his contribution and importance to our strategic business objectives, in March 2012, we entered into our first and only employment agreement with Mr. Alexander. Your Board believes Mr. Alexander’s 40 years of experience with the Company, including 23 years as a senior officer; his knowledge of regulatory and governmental affairs; and the relationship he has built with regulators, policy makers, investors, and employees is critically important to our success, especially during the current continuing depressed economic conditions.

Mr. Alexander guided the Company through the transition to competitive generation markets in Ohio and Pennsylvania, developed our long-term retail strategy to compete in deregulated markets and led the execution of the strategy to pursue opportunities for growth that would not otherwise be available in regulated markets. He was instrumental in pursuing our merger with Allegheny Energy, Inc. which closed on February 25, 2011.

The agreement provides for a restricted stock grant which will not be paid in full until 2015 and will not be paid unless the continued employment condition is satisfied. As in prior years and consistent with our pay-for-performance compensation philosophy, in both 2012 and 2013, Mr. Alexander’s annual compensation was significantly tied to Company performance with approximately 65 percent of his total compensation opportunity provided in entirely at-risk performance-based components. Therefore, in consultation with, and upon advice from the Board’s independent external compensation consultant, our Compensation Committee, as well as your Board, determined that it was not necessary to subject the restricted stock grant to the achievement of additional performance measures.

Based on the requirement to include the full amount of the restricted stock grant in the Summary Compensation Table for 2012, your Board recognized that shareholders may perceive this as a disproportionate increase in our CEO’s compensation. However, your Board continues to firmly believe the retention of Mr. Alexander is in the best interests of our shareholders and our Company and the importance of retaining Mr. Alexander far outweighed any issues that may be caused by the reflection of this increase in the Summary Compensation Table.

Given the reasons for implementing the agreement and your Board’s belief, as supported by the results of our recent shareholder outreach initiative, that the overall structure of our pay-for-performance compensation program remains sound, we believe that our compensation program is directly aligned with the interests of our shareholders and ask that you support the Say-on-Pay proposal (Item 3).

In light of the Company’s strong performance and the leadership provided by management and your Board, I urge you to vote “FOR” our Director nominees and to support the other recommendations of your Board. Please vote today — your vote is important. And thank you for your ongoing support of FirstEnergy.

If you would like to discuss any issue regarding our Annual Meeting, please feel free to contact our Vice President and Corporate Secretary, Rhonda Ferguson, at 330-384-5620.

Sincerely,

/s/ George M. Smart

IMPORTANT INFORMATION

FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2013 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2013. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/financialreports or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2013.